FEE SCHEDULE
                                       FOR
               ADMINISTRATIVE SERVICES, FUND ACCOUNTING AGREEMENT
                                       AND
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                     STATE STREET CAYMAN TRUST COMPANY LTD.
                                       AND
                              GLOBAL MANAGERS TRUST



In reference to Section Seven of the Agreement, there shall be no additional fees or out of pocket expenses charged to any Portfolio under this Agreement. Any compensation to be provided to the administrator for the services provided hereunder is set forth in the Custody Agreement between the Fund and State Street Bank and Trust Company dated as of May 23, 1994.